EXHIBIT 4.4

Stock Option Agreement
(Performance Vesting Options)

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER (1) THE U.S. SECURITIES ACT OF 1933, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, OR (2) ANY APPLICABLE CANADIAN LAWS, AND MAY NEITHER BE OFFERED OR SOLD WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S) OR TO OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S), EXCEPT PURSUANT TO REGISTRATION UNDER THE 1933 ACT OR AN EXEMPTION THEREFROM NOR FOR THE BENEFIT OF A CANADIAN RESIDENT EXCEPT IN COMPLIANCE WITH APPLICABLE CANADIAN LAWS.

THIS STOCK OPTION AGREEMENT is made as of the 15th day of October, 2002.

BETWEEN:
Indo-Pacific Energy Ltd.,a body corporate duly incorporated
pursuant to the laws of the Yukon Territory, Canada and having its head office at 284 Karori Road, Karori, Wellington, New Zealand
(the "Company")

AND:
	David Bennett	of
736 Makara Road
Karori
Wellington

(the "Optionee")

WHEREAS the Company wishes to encourage the best efforts of the Optionee and to recognize the Optionee's efforts by granting to the Optionee options to purchase shares in the capital stock of the Company (the “Option”).

WHEREAS the Option is being granted pursuant to exemptions from registration afforded by Regulation S (“Regulation S”) as promulgated by the United States Securities and Exchange Commission (“SEC”), under the United States Securities Act of 1933, as amended and regulations thereto (the “1933 Act”), and under the British Columbia Securities Act and rules and regulations thereto (the “B.C. Act”) (the 1933 Act and the B.C. Act are collectively referred to herein as the “Securities Laws”).

NOW THEREFORE in consideration of the mutual covenants and agreements herein, the parties agree as follows:

Interpretation

1.	For the purposes of clauses 6, 8, 9, 10 and 11 of this Agreement, all references to the "Company" will, unless the context otherwise requires, include all subsidiaries of the Company.

Representations and Warranties of the Optionee

2.
The Optionee represents and warrants that the Optionee is not a U.S. Person as defined in US securities legislation meaning generally a citizen or resident of the United States and the grant of the Option hereunder was not made to the Optionee while he/she was actually present in the United States.

3.	If the Optionee is a corporation, the Optionee represents and warrants that:

	(a)	the Optionee is wholly-owned by the undersigned signatory unless the Company has otherwise consented in writing. and

	(b)	the execution of this Agreement and all related documents by the Optionee have been duly authorized, and the Optionee has the full power and capacity to enter into this Agreement.

Grant of Option

4.
The Company hereby grants to the Optionee the Option to purchase all or any portion of 300,000 fully paid common shares (“Optioned Shares”) of the Company from treasury, exercisable at the price of US$1.00 per share (the "Exercise Price"), until on or before October 15, 2007 (the "Expiry Date"). The Optioned Shares will vest completely upon the Vesting Event occurring. The Vesting Event occurs when the Company earns net revenue from production (pre-tax) of US$4 million in a fiscal year, confirmed by issue of the audited financial statements of the Company, showing such a result, or earlier if the directors so resolve.

5.
The Option is exercisable by notice in writing to the Company Secretary accompanied by a certified cheque or equivalent form of guaranteed payment in favour of the Company for the full amount of the purchase price of the shares being then purchased at least 24 hours in advance of the termination or expiry of the Option. When due notice and payment are received, the Company covenants and agrees to issue and deliver to the Optionee share certificates or equivalent type of proof of ownership in the name of the Optionee for the number of shares so purchased.

6.
This is an option agreement only and does not impose upon the Optionee any obligation to take up and pay for any of the Optioned Shares. This Agreement does not constitute an employment agreement nor any commitment to employ or retain the Optionee and any relationship governing the Optionee's remunerative relationship with the Company will be governed by a separate agreement or, failing which, applicable law

Restrictions on Transfer of Option and Shares

7.	The Option will not be transferable or assignable by the Optionee and the Option may be exercised during the lifetime of the Optionee only by the Optionee, except as permitted by paragraph 9.

8.	The Optionee acknowledges and agrees that the Optioned Shares will be subject to the following resale restrictions and conditions:

	(a)	Prior to the expiration of 40 days following the exercise of the Option hereunder, the Optionee may not offer, transfer or sell the Optioned Shares to a U.S. Person, or a person in the United States;

(b)
The Optioned Shares may not be resold to a resident of any Province of Canada, other than a resident of British Columbia, except in accordance with an exemption from the registration and prospectus requirements under the securities laws and regulations applicable in such Province;

(c)
No more than 25,000 Optioned Shares may be sold in any 30 day period, and no more than 100,000 Optioned Shares may be sold in any 12 month period, except in either case with the unanimous agreement of the directors;

(d)
If the Optionee is a Senior Officer or Director of the Company, the Optioned Shares may not be resold, unless the Optionee has no reasonable grounds to believe that the Company is in default of securities legislation; and

(e)
If the Optionee is a resident of a jurisdiction other than the province of British Columbia, Canada, the Optioned Shares may also be subject to additional hold periods in such jurisdiction and it is the obligation of the Optionee to comply with such local rules.

9.
If the Optionee should die while this Agreement is in effect then, the Option may then be exercised by the legal heirs or personal representatives of the Optionee, to the same extent as if the Optionee were alive and a Director, Senior Officer or employee of the Company for a period not exceeding the earlier of 6 months after the death of the Optionee, or the Expiry Date, but only for such shares as the Optionee was entitled to at the date of the death of the Optionee.

Termination and Expiry of Option

10.
Subject to paragraphs 11 and 9 hereof, the Option will terminate on the earlier of 45 days after the Optionee ceases to be an officer, director, employee or consultant under a written agreement with the Company, and the Expiry Date.

11.
If the Optionee's office and/or, if applicable, employment or other written consulting arrangement with the Company is terminated by the Company for cause, or terminated by regulatory sanction or by reason of judicial order, the Option will immediately expire. The Optionee acknowledges that the Company is under no obligation to provide advance notice of any proposed termination of the Option on such grounds.

Adjustment

12.
In the event of any subdivision, consolidation or other change in the share capital of the Company while any portion of the Option is outstanding, the number of shares under option to the Optionee and the price thereof will be adjusted in accordance with such subdivision, consolidation or other change in the share capital of the Company. For greater certainty, upon a consolidation of capital of the Company, the number of Optioned Shares will be reduced by dividing the number of outstanding Optioned Shares by the consolidation ratio, and multiplying the Exercise Price by the consolidation ratio.

Covenants of the Company and Optionee

13.	The Optionee covenants and agrees to complete, execute and deliver to the Company such further documents and assurances as may be necessary to carry out the terms of this Agreement.

14.
The Optionee covenants and agrees not to exercise the Option hereunder if at the time of exercise the Optionee is a U.S. Person or the Optionee is present in the United States, unless a legal opinion satisfactory to the Company has been delivered to the Company confirming compliance by the Optionee with state and federal securities laws and regulations in connection with the exercise of the Option.

15.	The Company hereby covenants and agrees that it will reserve in its treasury sufficient shares to permit the issuance and allotment of shares to the Optionee in the event the Option is exercised.

16.
The Optionee covenants and agrees to sign and be bound by all documents required in connection with an application for listing on any stock exchange or trading facility, including any amendments to this Option Agreement required in order for the Company to comply with or otherwise meet listing requirements of any such stock exchange or trading facility (e.g. resale rules or restrictions pertaining to optioned shares), provided that the Company will use reasonable efforts to preserve the terms of this Agreement.

17.
The Optionee acknowledges there may be taxable benefits arising out of the exercise and/or resale of the Optioned Shares and that the Optionee may receive a deemed benefits government reporting slip as a consequence. The Optionee agrees to duly pay any taxes due on any stock option benefit and indemnifies the Company and its directors from any liability for the Optionee's tax obligations. The Optionee authorizes the Company to withhold any amounts due to be remitted to any government from the Optioned Shares to be received on exercise of the Option where the Company is required to do so under applicable law.

General Provisions

18.	Time will be of the essence of this Agreement.

19.
This Agreement will enure to the benefit of or be binding upon the Company, its successors and assigns and the Optionee and the Optionee's personal representatives to the extent provided in paragraph 9.

20.
This Agreement may be executed in counterparts which may be delivered by facsimile. Each executed counterpart shall be deemed to be an original and all such counterparts when read together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have hereunto caused these presents to be executed as of the day and year first above written.

Signed for and on behalf of Indo-Pacific Energy Ltd.	)
by its duly authorized attorney in the presence of:	)
)
)
)
______________________________________________________________	)
Witness	)
	)	Authorized Signatory
)
)

SIGNED, AND DELIVERED in the presence of:	)
)
)
______________________________________________________________	)
Name	)	_________________________
	)	DAVID BENNETT
______________________________________________________________	)
Address	)
)
______________________________________________________________	)
)